Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

952.838.2867

moberg@analysts.com

Analysts International Corporation Names Bill Wolff Chief Financial Officer

MINNEAPOLIS — August 3, 2011 — Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced the appointment of William R. Wolff, 53, as Senior Vice President and Chief Financial Officer, effective August 8, 2011.

“We are pleased to welcome someone with Bill’s experience and strong financial expertise to AIC,” said AIC President and CEO Brittany McKinney. “Having served in financial and operational leadership roles for a number of technology companies, Bill brings a well-rounded perspective to the business.

“I believe Bill’s appointment marks another step in the strengthening of our executive management team,” added McKinney. “I am confident that the team we’re assembling has the knowledge and experience necessary to take this company to the next level.”

With over 25 years of proven experience in the technology industry, Wolff most recently served as Chief Executive Officer and Chief Financial Officer at TeamKLIPZ, a startup company that provides a video hosting website for youth sports. In these roles, he was responsible for all business strategy, technology, finance and marketing activities of the organization.

Prior to that, Wolff was Chief Executive Officer of Dascom Systems Group, a full-service systems integrator of audio, video and digital broadcast systems. There, he was responsible for taking the company from an entrepreneurial stage organization to an industry leading systems integration firm. During his tenure, Wolff attained a revenue growth rate of more than 30 percent a year, improved the organization’s cash position three-fold and negotiated major agreements with key vendors that resulted in significant cost savings for the business.

During the course of his career, Wolff has held a variety of senior leadership positions with other technology companies including, MakeMusic, Cross USA, Open Systems Holdings Corporation and Springboard Software.

“I am honored to be named to the executive team of such a well-respected leader in the IT staffing industry,” said Wolff. “Given today’s economic realities for businesses looking to augment their existing IT staff and AIC’s ability to deliver top talent across the U.S., the company is well-positioned for success. It’s an exciting time to be joining the organization.”

Wolff is based in Minneapolis. He holds degrees in Business Management and Accounting from Minnesota State University, Mankato.

About Analysts International Corporation
Analysts International Corporation (AIC) is an IT services firm fully dedicated to the success and satisfaction of its clients. From IT staffing to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit www.analysts.com.

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